Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Advanced Biomed Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common stock, $0.001 par value per share(3)	457	(o)	28,750,000	$5	$143,750,000	$110.20 per million	$15,841.25
Fees to Be Paid	Equity	Common stock, $0.001 par value per share, underlying underwriter’s warrants(4)	457	(o)	287,500	$7.5	$2,156,250	$110.20 per million	$237.62
Fees Previously Paid									16,722.03
Total Offering Amounts							$145,906,250		$16,078.87
Total Fees Previously Paid									$16,722.03
Net Fee Due									$0

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to 3,750,000 additional common stocks that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional common stocks that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The Registrant will issue to the representative of several underwriters warrants to purchase a number of common stocks equal to an aggregate of one percent (1%) of the common stock (the “Representative’s Warrants”) sold in the offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $2,156,250 with an exercise price of $7.5 per share (which is equal to 150% of the price of our common stock offered hereby). The Representative’s Warrants are exercisable within the four-and-a-half-year period commencing from the commencement of sale of the offering at any time, and from time to time, in whole or in part.